EXHIBIT 99.3

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	As of
	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$793,664	$549,897
Accounts and notes receivable (less allowances: 2011 - $5,104; 2010 - $4,788)	467,346	505,392
Programs and program licenses	289,351	271,204
Assets of discontinued operations	247,560	262,268
Other current assets	30,166	82,114

Total current assets	1,828,087	1,670,875
Investments	52,281	48,536
Property and equipment, net	214,189	214,131
Goodwill	510,484	510,484
Other intangible assets, net	587,635	598,080
Programs and program licenses (less current portion)	258,715	252,522
Unamortized network distribution incentives	78,040	82,339
Other non-current assets	11,886	11,465

Total Assets	$3,541,317	$3,388,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,074	$9,672
Program rights payable	26,388	26,256
Customer deposits and unearned revenue	28,301	27,125
Employee compensation and benefits	26,111	47,902
Accrued marketing and advertising costs	6,314	7,277
Liabilities of discontinued operations	37,393	44,046
Other accrued liabilities	50,528	61,797

Total current liabilities	185,109	224,075
Deferred income taxes	78,284	81,960
Long-term debt	884,432	884,395
Other liabilities (less current portion)	125,689	117,708

Total liabilities	1,273,514	1,308,138

Redeemable noncontrolling interests	161,522	158,148

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2011 - 133,701,273 shares; 2010 - 133,288,144 shares	1,337	1,332
Voting - authorized: 60,000,000 shares; issued and outstanding: 2011 - 34,359,113 shares; 2010 - 34,359,113 shares	344	344

Total	1,681	1,676
Additional paid-in capital	1,413,051	1,371,050
Retained earnings	502,864	414,972
Accumulated other comprehensive income (loss)	(11,112)	(11,525)

Total SNI shareholders’ equity	1,906,484	1,776,173
Noncontrolling interest	199,797	145,973

Total equity	2,106,281	1,922,146

Total Liabilities and Equity	$3,541,317	$3,388,432

See notes to condensed consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)	Three months ended March 31,
	2011	2010
Operating Revenues:
Advertising	$322,676	$287,825
Network affiliate fees, net	145,437	136,799
Other	12,718	7,163

Total operating revenues	480,831	431,787

Costs and Expenses:
Employee compensation and benefits	72,940	61,411
Program amortization	90,301	89,908
Marketing and advertising	30,009	37,304
Other costs and expenses	60,331	72,885

Total costs and expenses	253,581	261,508

Depreciation, Amortization, and Losses (Gains):
Depreciation	11,112	11,159
Amortization of intangible assets	10,449	11,894
Losses (gains) on disposal of property and equipment	16	121

Total depreciation, amortization, and losses (gains)	21,577	23,174

Operating income	205,673	147,105
Interest expense	(8,615)	(8,481)
Equity in earnings of affiliates	9,658	6,176
Miscellaneous, net	47	(133)

Income from operations before income taxes	206,763	144,667
Provision for income taxes	62,211	46,352

Income from continuing operations, net of tax	144,552	98,315
Income (loss) from discontinued operations, net of tax	765	(2,533)

Net income	145,317	95,782
Less: net income attributable to noncontrolling interests	44,792	23,324

Net income attributable to SNI	$100,525	$72,458

Net income attributable to SNI common shareholders per share of common stock:
Basic income per share:
Income from continuing operations attributable to SNI common shareholders	$.59	$.45
Income (loss) from discontinued operations attributable to SNI common shareholders	.00	(.02)

Net income attributable to SNI common shareholders	$.60	$.44

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$.59	$.45
Income (loss) from discontinued operations attributable to SNI common shareholders	.00	(.02)

Net income attributable to SNI common shareholders	$.59	$.43

Amounts attributable to SNI:
Income from continuing operations	$99,760	$74,991
Income (loss) from discontinued operations	765	(2,533)

Net income attributable to SNI	$100,525	$72,458

See notes to condensed consolidated financial statements.

Net income per share amounts may not foot since each is calculated independently.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Three months ended
	March 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$145,317	$95,782
Loss (income) from discontinued operations	(765)	2,533

Income from continuing operations, net of tax	144,552	98,315
Depreciation and amortization of intangible assets	21,561	23,053
Amortization of network distribution costs	10,193	7,107
Program amortization	90,301	89,908
Equity in earnings of affiliates	(9,658)	(6,176)
Program payments	(115,384)	(86,965)
Capitalized network distribution incentives	(3,237)	(1,850)
Dividends received from equity investments	5,845	5,523
Deferred income taxes	(3,944)	(5,740)
Stock and deferred compensation plans	8,741	6,074
Changes in certain working capital accounts:
Accounts receivable	37,807	(7,347)
Other assets	(2,626)	169
Accounts payable	361	21,706
Accrued employee compensation and benefits	(22,196)	(18,101)
Accrued income taxes	57,792	23,553
Other liabilities	(13,724)	(8,128)
Other, net	6,166	9,242

Net cash provided by (used in) continuing operating activities	212,550	150,343
Net cash provided by (used in) discontinued operating activities	13,313	8,709

Cash provided by (used in) operating activities	225,863	159,052

Cash Flows from Investing Activities:
Additions to property and equipment	(11,189)	(11,159)
Purchase of noncontrolling interest		(14,400)
Other, net	20	(1,225)

Net cash provided by (used in) continuing investing activities	(11,169)	(26,784)
Net cash provided by (used in) discontinued investing activities	(4,241)	(5,150)

Cash provided by (used in) investing activities	(15,410)	(31,934)

Cash Flows from Financing Activities:
Dividends paid	(12,633)	(12,378)
Dividends paid to noncontrolling interest	(15,227)	(55,642)
Noncontrolling interest capital contribution	52,804
Proceeds from stock options	10,745	8,817
Other, net	(2,083)	(1,956)

Cash provided by (used in) financing activities	33,606	(61,159)

Effect of exchange rate changes on cash and cash equivalents	(292)	632

Increase (decrease) in cash and cash equivalents	243,767	66,591
Cash and cash equivalents:
Beginning of year	549,897	254,370

End of period	$793,664	$320,961

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$15,965	$167
Income taxes paid	1,293	19,361

See notes to condensed consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF ACCUMULATED

OTHER COMPREHENSIVE INCOME (LOSS) AND SHAREHOLDERS’ EQUITY (UNAUDITED)

(in thousands, except share data)	SNI Shareholders						Redeemable
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity	Noncontrolling Interests (Temporary Equity)
Balance as of December 31, 2009	$1,658	$1,271,209	$113,853	$(3,004)	$151,336	$1,535,052	$113,886
Net income (loss)			72,458		27,268	99,726	(3,944)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment, net of tax of ($471)				472	93	565	(118)
Pension liability adjustment, net of tax of ($14)				23		23

Other comprehensive income (loss)						588	(118)

Total comprehensive income (loss)						100,314	(4,062)

Redemption of noncontrolling interest in FLN							(14,400)
Redeemable noncontrolling interests fair value adjustments			(9,172)			(9,172)	9,172
Dividend paid to noncontrolling interest					(55,642)	(55,642)
Dividends: declared and paid - $.075 per share			(12,378)			(12,378)
Convert 120,000 Voting Shares to Class A Common Shares
Stock-based compensation expense		5,574				5,574
Exercise of employee stock options: 308,324 shares issued	3	8,814				8,817
Other stock-based compensation, net: 111,542 shares issued; 80,432 shares repurchased; 927 shares forfeited		(3,028)				(3,028)
Tax benefits of compensation plans		1,296				1,296

Balance as of March 31, 2010	$1,661	$1,283,865	$164,761	$(2,509)	$123,055	$1,570,833	$104,596

Balance as of December 31, 2010	$1,676	$1,371,050	$414,972	$(11,525)	$145,973	$1,922,146	$158,148
Net income (loss)			100,525		41,501	142,026	3,291
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment, net of tax of ($40)				359	114	473	83
Pension liability adjustment, net of tax of ($34)				54		54

Other comprehensive income (loss)						527	83

Total comprehensive income (loss)						142,553	3,374

Contribution by noncontrolling interest to Food Network Partnership					52,804	52,804
Effect of capital contributions to Food Network Partnership		25,368			(25,368)
Dividends paid to noncontrolling interest					(15,227)	(15,227)
Dividends: declared and paid - $.075 per share			(12,633)			(12,633)
Stock-based compensation expense		7,126				7,126
Exercise of employee stock options: 314,172 shares issued	3	10,742				10,745
Other stock-based compensation, net: 177,620 shares issued; 75,862 shares repurchased; 2,801 shares forfeited	2	(3,406)				(3,404)
Tax benefits of compensation plans		2,171				2,171

Balance as of March 31, 2011	$1,681	$1,413,051	$502,864	$(11,112)	$199,797	$2,106,281	$161,522

See notes to condensed consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q under the Securities Exchange Act of 1934, as amended. These financial statements and the related notes should be read in conjunction with the audited consolidated and combined financial statements and notes thereto included in our 2010 Annual Report on Form 10-K.

In the opinion of management, the accompanying condensed consolidated balance sheets and related interim condensed consolidated statements of operations, cash flows, accumulated other comprehensive income (loss) and shareholders’ equity include all adjustments, consisting only of normal recurring adjustments, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Interim results are not necessarily indicative of the results that may be expected for any future interim periods or for a full year.

2.	Shareholders’ Equity and Earnings per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding, including participating securities outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. We include all unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in our basic and diluted EPS.

The following table presents information about basic and diluted weighted-average shares outstanding:

(in thousands)	Three months ended March 31,
	2011	2010
Weighted-average shares outstanding:
Basic	168,426	166,000
Share options	1,268	1,031

Diluted weighted-average shares outstanding	169,694	167,031

Anti-dilutive share awards	432	3,314

For 2011 and 2010, we had stock options that were anti-dilutive and accordingly were not included in the computation of diluted weighted-average shares outstanding.

3.	Accounting Standards Updates and Recently Issued Accounting Standards Updates

Recently Issued Accounting Standards Updates

In January 2010, an update was issued to the Fair Value Measurements Disclosures Topic, ASC 820, which requires new disclosures for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. This update was effective for us on January 1, 2010, except for Level 3 reconciliation disclosures which was effective for us on January 1, 2011. The update did not have an impact on the disclosures in our condensed consolidated financial statements.

In December 2010, an update was made to the Intangibles—Goodwill and Other Topic, ASC 350, which provides guidance for all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The update modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This update become effective for us on January 1, 2011 and did not have an impact on our condensed consolidated financial statements.

4.	Other Charges and Credits

Food Network Partnership noncontrolling interest - During 2010, we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner was required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made the required $52.8 million contribution, and its ownership interest in the Partnership was diluted from 31 percent to 25 percent. Accordingly, for the four months following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in 2010.

In February 2011, the noncontrolling owner made the $52.8 million pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if this pro-rata contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact of restoring the noncontrolling owner’s interest in the Partnership increased net income attributable to noncontrolling interest $8.0 million in the first quarter of 2011. Net income attributable to SNI was decreased $4.7 million.

Travel Channel and other costs - Operating results in the first quarter of 2010 include $15.5 million of costs incurred related to the Travel Channel integration. Operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced net income attributable to SNI $12.1 million.

5.	Discontinued Operations

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla business’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our condensed consolidated financial statements for all periods.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended March 31,
	2011	2010
Operating revenues	$55,136	$37,606

Income (loss) from discontinued operations, before tax	$1,751	(4,010)
Income tax (benefit)	986	(1,477)

Income (loss) from discontinued operations, net of tax	$765	$(2,533)

Assets and liabilities of our discontinued operations consisted of the following:

(in thousands)	As of
	March 31, 2011	December 31, 2010
Assets:
Accounts receivable	$23,745	$33,342
Other current assets	3,164	4,297
Property and equipment, net	32,849	33,470
Goodwill	156,018	156,018
Other intangible assets, net	31,553	34,910
Other non-current assets	231	231

Assets of discontinued operations	$247,560	$262,268

Liabilities:
Accounts payable	$1,018	$1,047
Accrued marketing and advertising costs	10,550	11,895
Other current liabilities	11,658	16,471
Deferred income taxes	14,167	14,633

Liabilities of discontinued operations	$37,393	$44,046

6.	Fair Value Measurement

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified in one of three categories which are described below.

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs, other than quoted market prices in active markets, that are observable either directly or indirectly.

•	Level 3 — Unobservable inputs based on our own assumptions.

There have been no transfers of assets or liabilities between the fair value measurement classifications for the three months ended March 31, 2011. The following table sets forth our assets and liabilities that are measured at fair value on a recurring basis at March 31, 2011:

(in thousands)
	Total	Level 1		Level 2	Level 3
Assets:
Cash and cash equivalents	$706,700		$706,700	$	$

Temporary equity:
Redeemable noncontrolling interests	$161,522	$		$		$161,522

The following table sets forth our assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010:

(in thousands)
	Total	Level 1		Level 2	Level 3
Assets:
Cash and cash equivalents	$485,465		$485,465	$	$

Temporary equity:
Redeemable noncontrolling interests	$158,148	$		$		$158,148

We determine the fair value of the redeemable noncontrolling interests by using market data, appraised values, discounted cash flow analyses or by applying comparable market multiples to the respective businesses’ current forecasted results (Refer to Note 9—Redeemable Noncontrolling Interests and Noncontrolling Interest for additional information).

The following table summarizes the activity for account balances whose fair value measurements are estimated utilizing level 3 inputs:

(in thousands)	Redeemable Noncontrolling Interests
	Three Months Ended March 31,
	2011	2010
Beginning period balance	$158,148	$113,886
Redemption of noncontrolling interest		(14,400)
Net income (loss)	3,291	(3,944)
Noncontrolling interest share of foreign currency translation	83	(118)
Fair value adjustment		9,172

Ending period balance	$161,522	$104,596

The net income (loss) amounts reflected in the table above are reported within the “net income attributable to noncontrolling interests” line in our condensed consolidated statements of operations.

7.	Goodwill and Other Intangible Assets

Goodwill and other intangible assets consisted of the following:

(in thousands)	As of
	March 31, 2011	December 31, 2010
Goodwill	$510,484	$510,484

Other intangible assets:
Amortizable intangible assets:
Carrying amount:
Acquired network distribution	514,952	514,944
Customer lists	87,107	87,117
Copyrights and other trade names	59,285	59,865
Other	8,008	8,008

Total carrying amount	669,352	669,934

Accumulated amortization:
Acquired network distribution	(50,150)	(43,624)
Customer lists	(20,080)	(17,068)
Copyrights and other trade names	(6,383)	(6,171)
Other	(5,104)	(4,991)

Total accumulated amortization	(81,717)	(71,854)

Total other intangible assets, net	587,635	598,080

Total goodwill and other intangible assets, net	$1,098,119	$1,108,564

The reported goodwill balances summarized above are attributed to our Lifestyle Media business segment.

Activity related to amortizable intangible assets by business segment was as follows:

(in thousands)
	Lifestyle Media	Corporate	Total
Amortizable intangible assets:
Balance as of December 31, 2010	$597,938	$142	$598,080
Foreign currency translation adjustment		4	4
Amortization	(10,429)	(20)	(10,449)

Balance as of March 31, 2011	$587,509	$126	$587,635

Estimated amortization expense of intangible assets for each of the next five years is as follows: $32.1 million for the remainder of 2011, $42.6 million in 2012, $42.5 million in 2013, $42.1 million in 2014, $34.0 million in 2015, $32.7 million in 2016 and $361.6 million in later years.

8.	Long-Term Debt

Long-term debt consisted of the following:

(in thousands)	As of
	March 31, 2011	December 31, 2010
Senior notes	$884,432	$884,395

Fair value of long-term debt*	$905,181	$906,547

*	Fair value was estimated based on current rates available to the Company for debt of the same remaining maturity.

On December 15, 2009, a majority-owned subsidiary of SNI issued a total of $885 million of aggregate principal amount Senior Notes through a private placement. The Senior Notes mature on January 15, 2015 bearing interest at 3.55%. Interest is paid on the Senior Notes on January 15th and July 15th of each year. The Senior Notes are guaranteed by SNI. Cox TMI, Inc., a wholly-owned subsidiary of Cox Communications, Inc. and 35% owner in the Travel Channel has agreed to indemnify SNI for all payments made in respect of SNI’s guarantee.

We have a Competitive Advance and Revolving Credit Facility (the “ Facility”) that permits $550 million in aggregate borrowings and expires in June 2013. The Facility bears interest based upon the Company’s credit ratings, with drawn amounts bearing interest at Libor plus 175 basis points and undrawn amounts bearing interest at 25 basis points. There were no outstanding borrowings under the Facility at March 31, 2011 or December 31, 2010.

The Facility and Senior Notes agreements include certain affirmative and negative covenants, including the incurrence of additional indebtedness and maintenance of a maximum leverage ratio. We were in compliance with all debt covenants as of March 31, 2011.

As of March 31, 2011, we had outstanding letters of credit totaling $1.1 million.

9.	Other Liabilities

Other liabilities consisted of the following:

(in thousands)	As of
	March 31, 2011	December 31, 2010
Liability for pension and post employment benefits	$52,458	$52,583
Deferred compensation	18,089	16,193
Liability for uncertain tax positions	47,044	42,694
Other	8,098	6,238

Other liabilities (less current portion)	$125,689	$117,708

10.	Redeemable Noncontrolling Interests and Noncontrolling Interest

Redeemable Noncontrolling Interests

As of December 31, 2009, a noncontrolling interest held an approximate 6% residual interest in our Fine Living Network (“FLN”). In January 2010, we reached agreement with the noncontrolling interest owner to acquire their 6% residual interest in FLN for cash consideration of $14.4 million.

A noncontrolling interest holds a 35% residual interest in the Travel Channel. The noncontrolling interest has the right to require us to repurchase their interest and we have an option to acquire their interest. The noncontrolling interest will receive the fair value for their interest at the time their option is exercised. The put option on the noncontrolling interest in the Travel Channel becomes exercisable in 2014. The call option becomes exercisable in 2015.

A noncontrolling interest holds an 11% residual interest in our international venture with Chello Zone Media. The noncontrolling interest has the right to require us to repurchase their interest and we have an option to acquire their interest. The noncontrolling interest will receive the greater of $3.4 million or fair value for their interest at the time their option is exercised. The put and call options on the noncontrolling interest in the venture become exercisable in 2012.

Our condensed consolidated balance sheets include a redeemable noncontrolling interests balance of $162 million at March 31, 2011 and $158 million at December 31, 2010.

Noncontrolling Interest

A noncontrolling interest holds a 31% residual interest in the Food Network partnership, which is comprised of the Food Network and the Cooking Channel. The partnership agreement specifies a dissolution date of December 31, 2012. If the term of the partnership is not extended prior to that date, the agreement permits the Company, as the holder of approximately 80% of the applicable votes, to reconstitute the partnership and continue its business. If the partnership is not extended or reconstituted, it will be required to limit its activities to winding up, settling debts, liquidating assets and distributing proceeds to the partners in proportion to their partnership interests.

11.	Stock Based Compensation

We have a Long-Term Incentive Plan (the “Plan”) which is described more fully in our Annual Report on Form 10-K for the year ended December 31, 2010. The Plan provides for long-term performance compensation for key employees. A variety of discretionary awards for employees are authorized under the plan, including incentive or non-qualified stock options, stock appreciation rights, restricted or nonrestricted stock awards and performance awards.

During the first quarter of 2011, the Company granted 0.4 million stock options and 0.3 million restricted share awards, including performance share awards. The number of shares ultimately issued for the performance share awards depends upon the specified performance conditions attained. Share based compensation costs totaled $6.8 million for the first quarter of 2011 and $5.4 million for the first quarter of 2010.

Compensation costs of share options are estimated on the date of grant using a lattice-based binomial model. The weighted-average assumptions used in the model were as follows:

	Three Months Ended March 31,
	2011	2010
Weighted-average fair value of stock options granted	$18.90	$13.73
Assumptions used to determine fair value:
Dividend yield	0.56%	0.76%
Risk-free rate of return	2.30%	2.53%
Expected life of options (years)	5.0	5.0
Expected volatility	38.90%	38.24%

As of March 31, 2011, $10.7 million of total unrecognized stock-based compensation costs related to stock options is expected to be recognized over a weighted-average period of 1.8 years. In addition, $27.4 million of total unrecognized stock-based compensation cost related to restricted stock awards, including performance awards, is expected to be recognized over a weighted-average period of 1.6 years.

12.	Employee Benefit Plans

The Company offers various postretirement benefits to its employees.

The components of benefit plan expense consisted of the following:

(in thousands)	Three months ended March 31,
	2011	2010
Interest cost	$885	$761
Expected return on plan assets, net of expenses	(741)	(610)
Actuarial (gain)/loss	16

Total for defined benefit plans	160	151
Supplemental executive retirement plan (“SERP”)	488	441
Defined contribution plans	4,745	3,905

Total	$5,393	$4,497

We contributed $0.3 million to fund current benefit payments for our nonqualified supplemental executive retirement plan (“SERP”) during the first quarter 2011. We anticipate contributing $1.8 million to fund the SERP’s benefit payments during the remainder of fiscal 2011. We made contributions totaling $6.0 million to our SNI Pension Plan in the second quarter 2011.

13.	Comprehensive Income (Loss)

Comprehensive income (loss) is as follows:

(in thousands)	Three months ended March 31,
	2011	2010
Comprehensive Income (Loss):
Net income	$145,317	$95,782
Other comprehensive income (loss):
Currency translation, net of income tax	556	447
Pension liability adjustments, net of income tax	54	23

Total comprehensive income	145,927	96,252
Comprehensive income attributable to noncontrolling interest	44,989	23,299

Comprehensive income attributable to SNI	$100,938	$72,953

14.	Segment Information

The Company determines its business segments based upon our management and internal reporting structure. Our reportable segment, Lifestyle Media, isa strategic business that offers different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and GAC. Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers. Lifestyle Media earns revenue primarily from the sale of advertising time and from affiliate fees paid by cable and satellite television systems.

Each of our segments may provide advertising, programming or other services to our other reportable segments. In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our segments and makes decisions about the allocation of resources to the segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

(in thousands)	Three months ended March 31,
	2011	2010
Segment operating revenues:
Lifestyle Media	$473,553	$428,564
Corporate/intersegment eliminations	7,278	3,223

Total operating revenues	$480,831	$431,787

Segment profit (loss):
Lifestyle Media	$244,605	$186,199
Corporate	(17,355)	(15,920)

Total segment profit	227,250	170,279
Depreciation and amortization of intangible assets	(21,561)	(23,053)
Gains (losses) on disposal of property and equipment	(16)	(121)
Interest expense	(8,615)	(8,481)
Equity in earnings of affiliates	9,658	6,176
Miscellaneous, net	47	(133)

Income from continuing operations before income taxes	$206,763	$144,667

(in thousands)	As of
	March 31, 2011	December 31, 2010
Assets:
Lifestyle Media	$2,660,890	$2,681,691
Corporate	632,867	444,473

Total assets of continuing operations	3,293,757	3,126,164
Discontinued operations	247,560	262,268

Total assets	$3,541,317	$3,388,432

No single customer provides more than 10% of our total operating revenues.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of financial condition and results of operations is based on the condensed consolidated financial statements and the notes to the condensed consolidated financial statements. You should read this discussion and analysis in conjunction with those financial statements.

FORWARD-LOOKING STATEMENTS

This discussion and the information contained in the notes to the condensed consolidated financial statements contain certain forward-looking statements that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Such risks, trends and uncertainties, which in most instances are beyond our control, include changes in advertising demand and other economic conditions; consumers’ tastes; program costs; labor relations; technological developments; competitive pressures; interest rates; regulatory rulings; and reliance on third-party vendors for various products and services. The words “believe,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions identify forward-looking statements. All forward-looking statements, which are as of the date of this filing, should be evaluated with the understanding of their inherent uncertainty. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

EXECUTIVE OVERVIEW

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and useful content that focuses on specifically defined topics of interest.

We manage our operations through a reportable operating segment, Lifestyle Media. Lifestyle Media includes our national television networks, Home and Garden Television (“HGTV”), Food Network, Travel Channel, DIY Network (“DIY”), Cooking Channel and Great American Country (“GAC”). Fine Living Network (“FLN”) was rebranded to the Cooking Channel on May 31, 2010. The Cooking Channel is a 24-hour network that explores the food content genre at a more detailed level, including expert advice and techniques. Lifestyle Media also includes websites that are associated with the aforementioned television brands serving food, home and travel related categories. Our Lifestyle Media branded websites consistently rank at or near the top in their respective lifestyle categories on a unique visitor basis.

Operating revenues in the first quarter of 2011 increased 11 percent to $481 million compared with the same period a year ago, while segment profit for the period was $227 million compared with $170 million a year earlier, a 34 percent increase.

Lifestyle Media revenues increased 11 percent to $474 million in the first quarter of 2011 compared with the same period in 2010. Segment profit in the first quarter of 2011 was $245 million compared with $186 million in the first quarter of 2010. Segment profit in 2010 was impacted by $14.1 million of costs that were incurred for the transition of the Travel Channel business into SNI and $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV.

For the first quarter 2011, HGTV was the 13th highest ranked ad-supported cable network. HGTV’s audience ratings were level with the first quarter of 2010 and advertising sales increased 9 percent over the same period. At Food Network, prime time viewing was up 13 percent compared with the March 2010 making it the highest March prime time in Food Network’s history, although total day ratings in the quarter were flat relative to the prior year. Food Network finished the first quarter as the 8th ranked ad-supported cable network in prime time. After launching in May 2010, Cooking Channel continues to grow beyond expectations. The prime time audience for the month of March improved 19 percent over the comparable period in 2010 with Fine Living, while total day viewership was up 27 percent compared with March 2010. At Travel Channel, 2010 was the highest rated year ever for the network. The network is aggressively assembling a new slate of programming for 2011 to further build on these positive ratings trends. In 2011, the network delivered the highest prime time audience for March in its history. Lifestyle Media continues to focus on driving ratings growth for all our national television networks through popular programming and identifying opportunities to extend our nationally recognized brands to create new revenue streams.

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. On April 28, 2011, we entered into a definitive agreement to sell the business for total consideration of approximately $160 million. The Shopzillabusinesses assets, liabilities and results of operations will be presented as discontinued operations within our condensed consolidated financial statements for all periods presented.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make a variety of decisions which affect reported amounts and related disclosures, including the selection of appropriate accounting principles and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience, actuarial studies and other assumptions. We are committed to incorporating accounting principles, assumptions and estimates that promote the representational faithfulness, verifiability, neutrality and transparency of the accounting information included in the financial statements.

Note 2 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K describes the significant accounting policies we have selected for use in the preparation of our financial statements and related disclosures. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used could materially change the financial statements. We believe the accounting for Programs and Program Licenses, Revenue Recognition, Acquisitions, Goodwill, Finite-Lived Intangible Assets, and Income Taxes to be our most critical accounting policies and estimates. A detailed description of these accounting policies is included in the Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2010. There have been no significant changes in those accounting policies.

RESULTS OF OPERATIONS

The trends and underlying economic conditions affecting the operating performance and future prospects differ for each of our business segments, although the competitive landscape in both segments is affected by multiple media platforms competing for consumers and advertising dollars. In our Lifestyle Media division, we strive to create popular programming that resonates across a variety of demographic groups, develop brands and create new media platforms through which we can capitalize on the audiences we aggregate.

Consolidated results of operations were as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change
Operating revenues	$480,831	$431,787	11.4%
Costs and expenses	(253,581)	(261,508)	(3.0)%
Depreciation and amortization of intangible assets	(21,561)	(23,053)	(6.5)%
Gains (losses) on disposal of property and equipment	(16)	(121)	(86.8)%

Operating income	205,673	147,105	39.8%
Interest expense	(8,615)	(8,481)	1.6%
Equity in earnings of affiliates	9,658	6,176	56.4%
Miscellaneous, net	47	(133)

Income from continuing operations before income taxes	206,763	144,667	42.9%
Provision for income taxes	(62,211)	(46,352)	34.2%

Income from continuing operations, net of tax	144,552	98,315	47.0%
Income (loss) from discontinued operations, net of tax	765	(2,533)

Net income	145,317	95,782	51.7%
Net income attributable to noncontrolling interests	(44,792)	(23,324)	92.0%

Net income attributable to SNI	$100,525	$72,458	38.7%

Discontinued Operations

Discontinued operations reflect our Shopzilla business that was sold in May 2011.

Results of discontinued operations were as follows:

( in thousands )	Three months ended March 31,
	2011	2010
Operating revenues	$55,136	$37,606

Income (loss) from discontinued operations, before tax	$1,751	$(4,010)
Income taxes (benefit)	986	(1,477)

Income (loss) from discontinued operations, net of tax	$765	$(2,533)

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. On May 31, 2011, we completed the sale of the business and received consideration totaling approximately $160 million. The consideration was comprised of approximately $150 million of cash and $10 million of deferred payment due to the Company in 2012. The loss on divestiture is subject to the settlement of final working capital adjustments and $5 million in contingent cash consideration if Shopzilla achieves certain performance targets in 2012.

Continuing operations - The increase in operating revenues for the first quarter of 2011 compared with the prior-year period was due to solid growth in advertising sales and affiliate fee revenue from our national television networks. The increase in advertising sales at Lifestyle Media reflects strong pricing and sales in both our upfront and scatter market for advertising spots. The increase in affiliate fee revenues reflects the contractual rate increases at HGTV and Food Network as well as subscriber growth at all of our networks.

Costs and expenses in the first quarter of 2010 include $15.5 million of costs related to the transition of the Travel Channel business into SNI and $11.0 million of marketing and legal expenses incurred in the first quarter of 2010 to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. Excluding these 2010 expenses, costs and expenses increased 7.9 percent in the first quarter of 2011 compared with the same quarter in 2010. An increase in employee costs from the hiring of positions held vacant since the economic downturn contributed to the increase in costs and expenses.

In December of 2009, a majority-owned subsidiary of SNI issued a total of $885 million aggregate principal amount Senior Notes through a private placement. The Senior Notes bear interest at 3.55%. We expect interest expense will be $33 million to $35 million for the full-year of 2011.

The increase in equity in earnings of affiliates reflects the growing contribution from both our Fox Southern Sports investment and the Food Network Magazine.

Our effective income tax rate was 30.1% in the first quarter of 2011 compared with 32.0% in the first quarter of 2010. The favorable decrease in our effective income tax rate during 2011 reflects the income tax effect of attributing higher income for the Food Network partnership to the noncontrolling owner. See the noncontrolling interest discussion in MD&A that follows.

We anticipate that our effective tax rate will be approximately 31 to 33 percent for the full-year of 2011.

In August of 2010, we contributed the Cooking Channel to the Food Network partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made a required pro-rata capital contribution to the partnership and its ownership interest was diluted from 31 percent to 25 percent. Accordingly, for the four months following the Cooking Channel Contribution, profits from the partnership were allocated to the noncontrolling owner at its reduced ownership percentage. During the first quarter of 2011, the noncontrolling interest made the pro-rata contribution to the Partnership and its ownership interest was restored to 31 percent as if the contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact of restoring the noncontrolling owner’s interest in the Partnership increased net income attributable to noncontrolling interest $8.0 million in the first quarter of 2011.

Net income attributable to noncontrolling interests increased due to the increased profitability of both the Food Network partnership and the Travel Channel. We expect net income attributable to noncontrolling interests will be $160 million to $170 million for the full-year of 2011.

Business Segment Results - As discussed in Note 13—Segment Information to the condensed consolidated financial statements, our chief operating decision maker evaluates the operating performance of the reportable segments and makes decisions about the allocation of resources to the reportable segments using a performance measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation of such information to the condensed consolidated financial statements is as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change
Segment operating revenues:
Lifestyle Media	$473,553	$428,564	10.5%
Corporate/intersegment eliminations	7,278	3,223

Total operating revenues	$480,831	$431,787	11.4%

Segment profit (loss):
Lifestyle Media	$244,605	$186,199	31.4%
Corporate	(17,355)	(15,920)	9.0%

Total segment profit	227,250	170,279	33.5%
Depreciation and amortization of intangible assets	(21,561)	(23,053)	(6.5)%
Gains (losses) on disposal of property and equipment	(16)	(121)	(86.8)%
Interest expense	(8,615)	(8,481)	1.6%
Equity in earnings of affiliates	9,658	6,176	56.4%
Miscellaneous, net	47	(133)

Income from operations before income taxes	$206,763	$144,667	42.9%

Corporate includes the operating results of the venture we formed with Chello Zone Media (“Chello”), operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello, of which we own 89 percent, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in international expansion initiatives increased the segment loss at corporate by $1.9 million in the first quarter of 2011 and $1.8 million in the first quarter of 2010. International operating losses are expected to be $5 million to $10 million for the full-year of 2011.

A reconciliation of segment profit to operating income determined in accordance with accounting principles generally accepted in the United States of America is as follows:

(in thousands)	Three months ended March 31,
	2011	2010
Operating income	$205,673	$147,105
Depreciation and amortization of intangible assets:
Lifestyle Media	21,049	22,615
Corporate	512	438
Losses (gains) on disposal of property and equipment:
Lifestyle Media	16	121

Total segment profit	$227,250	$170,279

Lifestyle Media – Lifestyle Media includes six national television networks and a collection of Internet businesses.

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products and from the sale of advertising on our Lifestyle Media affiliated websites. Employee costs and programming costs are Lifestyle Media’s primary expenses. The demand for national television advertising is the primary economic factor that impacts the operating performance of our networks.

Operating results for Lifestyle Media were as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change
Segment operating revenues:
Advertising	$321,759	$287,269	12.0%
Network affiliate fees, net	144,088	135,903	6.0%
Other	7,706	5,392	42.9%

Total segment operating revenues	473,553	428,564	10.5%

Segment costs and expenses:
Employee compensation and benefits	59,558	52,864	12.7%
Program amortization	89,568	89,497	0.1%
Other segment costs and expenses	79,822	100,004	(20.2)%

Total segment costs and expenses	228,948	242,365	(5.5)%

Segment profit	$244,605	$186,199	31.4%

Supplemental Information:
Billed network affiliate fees	$153,964	$142,152
Program payments	114,405	86,965
Depreciation and amortization	21,049	22,615
Capital expenditures	9,668	10,962

Positive prime time audience trends and strong pricing and sales in both our upfront and scatter market for advertising spots resulted in double-digit advertising growth in the first quarter of 2011 compared with the first quarter of 2010.

Distribution agreements with cable and satellite television systems require that the distributor pay SNI affiliate fees over the terms of the agreements in exchange for our programming. The increase in network affiliate fees was primarily attributed to contractual rate increases for HGTV and Food Network. Subscriber growth at all of our networks also contributed to the increases in network affiliate fees.

We expect operating revenues at Lifestyle Media will increase 10 percent to 12 percent for the full year of 2011.

The increase in employee compensation and benefits reflects the hiring of positions held vacant since the economic downturn.

We continued our investment in the quality and variety of programming at our networks during the first quarter of 2011. Programming expenses are expected to increase 6 percent to 9 percent for the full year of 2011.

The decrease in other costs and expenses is attributed to 2010 including $14.1 million of transition costs that were incurred for the Travel Channel business and $11.0 million of marketing and legal expenses to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV.

Lifestyle Media’s non-programming expenses for the full year of 2011 are expected to be flat to down 2 percent.

Supplemental financial information for Lifestyle Media is as follows:

(in thousands)	Three months ended March 31,
	2011	2010	Change
Operating revenues by brand:
Food Network	$174,045	$151,932	14.6%
HGTV	171,364	161,617	6.0%
Travel Channel	61,999	56,896	9.0%
DIY	23,345	18,648	25.2%
Cooking Channel / FLN (1)	15,267	13,784	10.8%
GAC	6,464	6,406	0.9%
Digital Businesses	19,381	18,043	7.4%
Other	2,223	1,826	21.7%
Intrasegment eliminations	(535)	(588)	(9.0)%

Total segment operating revenue	$473,553	$428,564	10.5%

Subscribers (2):
Food Network	100,400	99,700	0.7%
HGTV	99,800	99,000	0.8%
Travel Channel	96,000	95,700	0.3%
DIY	54,000	53,400	1.1%
Cooking Channel / FLN (1)	57,500	57,000	0.9%
GAC	59,800	58,500	2.2%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

LIQUIDITY AND CAPITAL RESOURCES

Our primary source of liquidity is cash and cash equivalents on hand, cash flows from operations, available borrowing capacity under our revolving credit facility, and access to capital markets. Marketing services, including advertising and referral fees, provide approximately 70 percent of total operating revenues, so cash flow from operating activities is adversely affected during recessionary periods. Information about our use of cash flow from operating activities is presented in the following table:

(in thousands)	Three months ended March 31,
	2011	2010
Cash provided by operating activities	$212,550	$150,343
Net cash provided by (used in) discontinued operations	9,072	3,559
Dividends paid, including to noncontrolling interest	(27,860)	(68,020)
Stock option proceeds	10,745	8,817
Noncontrolling interest capital contribution	52,804
Other, net	(2,375)	(1,324)

Cash flow amounts available for acquisitions, investments, and debt repayment	$254,936	$93,375
Sources and uses of available cash flow:
Business acquisitions and net investment activity	20	(15,625)
Capital expenditures	(11,189)	(11,159)

Increase (decrease) in cash and cash equivalents	$243,767	$66,591

Our cash flow has been used primarily to fund acquisitions and investments, develop new businesses, and repay debt. We expect cash flow from operating activities in 2011 will provide sufficient liquidity to continue the development of brands and to fund the capital expenditures necessary to support our business.

In January 2010, we acquired the remaining 6 percent residual interest in FLN for cash consideration of $14.4 million.

In December 2009, we acquired a 65 percent controlling interest in Travel Channel through a transaction structured as a leveraged joint venture between SNI and Cox TMI, Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). Pursuant to the terms of the transaction, Cox contributed the Travel Channel business, valued at $975 million, and SNI contributed $181 million in cash to the joint venture. The joint venture also issued $885 million aggregate principal amount of 3.55% Senior Notes due 2015 at a price equal to 99.914% of the principal amount. The Notes were guaranteed by SNI. Cox has agreed to indemnify SNI for payments made in respect of SNI’s guarantee.

We have a Competitive Advance and Revolving Credit Facility (the “Facility”) that permits $550 million in aggregate borrowings and expires in June 2013. There were no outstanding borrowings under the Facility at March 31, 2011.

In February 2011, the noncontrolling owner in the Food Network partnership made a $52.8 million cash contribution to the partnership. Pursuant to the terms of the Food Network general partnership agreement, the partnership is required to distribute available cash to the general partners. After providing distributions to the partners for respective tax liabilities, available cash is then applied against any capital contributions made by partners prior to distribution based upon each partners’ ownership interest in the partnership. Cash distributions to Food Network’s noncontrolling interest were $15.2 million in the first quarter of 2011 and $55.6 million in the first quarter of 2010. We expect the cash distributions to the noncontrolling interest will approximate $80 million in 2011.

We have paid quarterly dividends of $.075 per share since our inception as a public company on July 1, 2008. Total dividend payments to shareholders of our common stock were $12.6 million in the first quarter of 2011 and $12.4 million in the first quarter of 2010. We currently expect that comparable quarterly cash dividends will continue to be paid in the future. Future dividends are, however, subject to our earnings, financial condition and capital requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Earnings and cash flow can be affected by, among other things, economic conditions, interest rate changes, and foreign currency fluctuations.

Our objectives in managing interest rate risk are to limit the impact of interest rate changes on our earnings and cash flows, and to reduce overall borrowing costs. We are subject to interest rate risk associated with our credit facility as borrowings bear interest at Libor plus 175 basis points. A majority-owned subsidiary of SNI issued $885 million of Senior Notes in conjunction with our acquisition of a controlling interest in the Travel Channel. A 100 basis point increase or decrease in the level of interest rates, respectively, would decrease or increase the fair value of the Senior Notes by approximately $31.2 million and $32.6 million, respectively.

The following table presents additional information about market-risk-sensitive financial instruments:

(in thousands)	As of March 31, 2011		As of December 31, 2010
	Cost Basis	Fair Value	Cost Basis	Fair Value
Financial instruments subject to interest rate risk:
3.55% notes due in 2015	$884,432	$905,181	$884,395	$906,547

Our primary exposure to foreign currencies is the exchange rates between the U.S. dollar and the Canadian dollar, the British pound and the Euro. Reported earnings and assets may be reduced in periods in which the U.S. dollar increases in value relative to those currencies.

Our objective in managing exposure to foreign currency fluctuations is to reduce volatility of earnings and cash flow. Accordingly, we may enter into foreign currency derivative instruments that change in value as foreign exchange rates change, such as foreign currency forward contracts or foreign currency options. We held no foreign currency derivative financial instruments at March 31, 2011.